PRESS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Roger Busse
	CEO	President/COO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL APPOINTS CATHI HATCH TO BOARD OF DIRECTORS
Accomplished Seattle Businesswoman Appointed to Holding Company and Bank Board

EUGENE, OR, June 21, 2006 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced the appointment of Cathi Hatch, president and chief executive officer of ZINO Society, to its board of directors and to the board of Pacific Continental Bank. This expands the Pacific Continental board from 9 to 10 members. The appointment is subject to the customary approval by the state banking division.

Hatch is the founder and CEO of ZINO Society, an organization focused on connecting entrepreneurs with accredited investors. Previously, she held executive roles and consulted in the restaurant business for more than twenty-five years, including her work as director of operations for Schwartz Brothers Restaurants and as the regional vice president for Restaurants Unlimited, Inc. She currently holds board positions on a number of for-profit and nonprofit boards including Zones, Inc.; Cinnaroll Bakeries Ltd.; Pacific Northwest Ballet; YMCA, PONCHO and the United Way of King County. Ms. Hatch has served as the president of HatchMatch, a consulting business that works with businesses and nonprofits to maximize the impact of philanthropy in the community, and has served as a facilitator and trainer for a variety of companies.

“Cathi Hatch is a great addition to our already strong board of directors. Her appointment expands Pacific Continental’s Seattle area directorship and market perspective,” said Hal Brown, Pacific Continental’s chief executive officer. “As Pacific Continental expands in the metropolitan Seattle area, we anticipate Cathi’s business acumen and impressive experience working with non-profit organizations to provide additional knowledge and insight into this important and strategic market segment. For many years, we’ve successfully served community-based businesses, professional service providers, and non-profit organizations in the Eugene and Portland markets, and we see similar market opportunity in the Seattle area,” concluded Brown.

In November 2005, Oregon-based Pacific Continental expanded into the state of Washington through its acquisition of Northwest Business Bank in Seattle. This acquisition enabled Pacific Continental’s entry into all of the Washington State markets. Most recently, Pacific Continental announced its opening of an office in Vancouver, Washington, a natural extension of the bank’s growth strategy for the metropolitan Portland market.

“I am very pleased to bring my experience, insights and knowledge of the Seattle market to Pacific Continental,” said Hatch. “When I became aware of Pacific Continental’s success, I saw the drivers of that success to be many of the same business principles and cultural aspects that I believe in and share. I’m looking forward to helping the bank further penetrate the Seattle market and prosper by helping more businesses and organizations succeed in this community. ”

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-two years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ National Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Regarding the acquisition of Northwest Business Bank, completed on November 30, 2005, the combined company may fail to realize the projected cost savings, revenue enhancement, and accretive earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.
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